Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-125390, on Form S-8 of our report dated March 28, 2007, relating to the statement of financial condition as of December 31, 2006, and the related statement of income and changes in plan equity for the year ended December 31, 2006, of Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan (which report expresses an unqualified opinion), appearing in this Annual Report on Form 11-K of Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 2006.
Deloitte & Touche, LLP
Atlanta, Georgia
April 6, 2007

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